SPECTRAL CAPITAL CORPORATION

IP ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (“Agreement”) is entered into on November 13, 2024, by and between Spectral Capital Corporation, a Nevada corporation (“Spectral” or the “Company”) and Node Nexus Co. LLC, a UAE corporation (“NNN”), Sean Michael Brehm (“Shareholder”) and Vogon Cloud, Inc., a Delaware corporation (“Vogon”).  This Agreement specifically amends and supercedes the Share Exchange Agreement, as amended, (“Exchange Agreement”) entered into between Spectral, NNN and the Shareholder on June 7, 2024.  In the case of a conflict between this Agreement and the Exchange Agreement, this Agreement shall govern.

Recitals

WHEREAS, Spectral wishes to acquire intellectual property rights originally held by NNN and obtained by NNN via assignment from a third party (the “IP Rights”);

WHEREAS, Spectral and NNN entered into the Exchange Agreement, which in its amended form provided that the Shareholder would invest $1,010,000 into Spectral for 5,050,000 common shares in Spectral (“Purchase Shares”) and that the Shareholder would receive 1,000,000 shares of Series Quantum Preferred Stock in Spectral ( the “Exchange Shares”) in exchange for 100% of the issued and outstanding shares of NNN (the “Original Transaction”).

WHEREAS, the Original Transaction was closed on August 29, 2024, at which time Spectral became the sole shareholder of NNN and the Shareholder was issued the Exchange Shares.  The Shareholder also send $1,010,000 to Spectral and received the Purchase Shares.

WHEREAS, Spectral desires to avoid contractual and intellectual property relationships in the UAE at this time which might complicate its efforts to seek US Federal Government contracts as well as take advantage of US Federal Research and Development Credits.

WHEREAS, the parties have determined that it is in their best interest to rescind the Original Transaction;

WHEREAS, the parties are amenable to having the IP Rights transferred from NNN to Vogon, a newly formed entity owned by the Shareholder;

WHEREAS, Vogon will exchange 100% of its issued and outstanding shares for the Exchange Shares previously issued to the Shareholder.

Now, therefore, the parties have resolved to be bound by the following agreement:

1.Recission.  The Original Transaction is hereby rescinded, meaning that Spectral hereby returns the shares in NNN to the Shareholder and disclaims any ownership in NNN.  Spectral is therefore entitled to the return of the Exchange Shares.  In lieu of the Shareholder returning the Exchange Shares to Spectral, Spectral will accept 100,000 common shares equal to 100% of the issued and outstanding stock of Vogon as full payment for the Exchange Shares.

2.Assignment. NNN agrees to assign the IP Rights, which constitute 100% of its assets, to Vogon for the cancellation of indebtedness owed by NNN to the Shareholder.

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3.Result.  The result of the transactions in Sections 1 and 2 above is that Spectral will own 100% of the issued and outstanding shares of Vogon, that Vogon will own the IP Rights and that the Shareholder will own the Exchange Shares.

4.Release.  Spectral and NNN specifically release each other from any claims or interests of any kind and have no further relationship at the close of these transactions.

5.Closing.  The intent of the Parties is that this transaction close immediately upon the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this IP Assignment Agreement as of the day and year first above written.

SPECTRAL CAPITAL CORPORATION

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Jenifer Osterwalder

Chief Executive Officer

SHAREHOLDER

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Sean Michael Brehm

NODE NEXUS CO LLC

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Sean Michael Brehm

Authorized Person

VOGON CLOUD, INC.

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Sean Michael Brehm

Chief Executive Officer